Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atlanticus Holdings Corporation
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 31, 2017 relating to the consolidated financial statements of Atlanticus Holdings Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
/s/ BDO USA, LLP
Atlanta, Georgia
May 17, 2017